Western New England Bancorp. Inc. - 8-K

Exhibit 99.1

Western New England Bancorp, Inc. Announces Closing of $20 Million of Fixed-to-Floating Rate Subordinated Notes

Westfield, Massachusetts, April 20, 2021 – Western New England Bancorp. Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced that it has completed a private placement of $20 million in aggregate principal amount of its 4.875% fixed-to-floating rate subordinated notes due 2031 (the “Notes”) to certain qualified investors.

Unless earlier redeemed, the Notes mature on May 1, 2031. The Notes will initially bear interest from the initial issue date to, but excluding, May 1, 2026, or the earlier redemption, at a fixed rate of 4.875% per annum, payable quarterly in arrears on May 1, August 1, November 1 and February 1 of each year, beginning August 1, 2021, and thereafter to, but excluding, the maturity date or earlier redemption. Beginning on May 1, 2026, the interest rate shall reset quarterly to an interest rate per annum equal to the benchmark rate, which is the 90-day average secured overnight financing rate, plus 412 basis points, determined on the determination date of the applicable interest period, payable quarterly in arrears on May 1, August 1, November 1 and February 1 of each year. The Company may also redeem the Notes, in whole or in part, on or after May 1, 2026, and at any time upon the occurrence of certain events, subject in each case to the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

The Notes were designed to qualify as Tier 2 capital under the Federal Reserve’s capital adequacy regulations. The Company intends to use the net proceeds of the offering for general corporate purposes, including organic growth and repurchase of the Company’s common shares.

The Notes sold in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and will not constitute an offer or solicitation in any jurisdiction in which such offering would be unlawful.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911